EXHIBIT 10.57

CONFIDENTIAL

RELEASE AND SETTLEMENT AGREEMENT

This Release and Settlement Agreement (the “Agreement”) is made and entered into by and between BioMimetic Therapeutics, Inc. (hereinafter “Claimant”), and Deutsche Bank Securities Inc. (hereinafter “DBSI”), collectively referred to as the “Parties.”

WHEREAS, Claimant has maintained accounts with DBSI (the “Accounts”);

WHEREAS, in or about February 2009, Claimant instituted an arbitration proceeding against DBSI before FINRA Dispute Resolution, FINRA Dispute Resolution Case No. 09-00876 (the “Action”);

WHEREAS, DBSI filed Answers in the Action denying all allegations asserted in the Statement of Claim and Amended Statement of Claim filed by Claimant, and DBSI denies any wrongdoing or liability to Claimant for any alleged damages whatsoever;

WHEREAS, the Parties desire to enter into this Agreement to conclude the disputes that exist or may exist between them and all matters which were asserted or which could have been asserted by either Party against the other in the Action arising on or prior to the date of this Agreement.

NOW, THEREFORE, in consideration of the covenants, conditions and promises contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.           Settlement Payment.  Within ten (10) business days of the execution of this Agreement by both Parties, DBSI will pay Claimant by wire transfer the amount of $7,219,270  to the account identified in the wire instructions included in the Letter Agreement (the “Letter Agreement”).  All terms not defined herein are defined in the Letter Agreement.

2.           Dismissal with Prejudice by Claimant.  Upon full execution of this Agreement and payment of the amounts due under paragraph 1 hereof and under the Letter Agreement dated December 18, 2009 between the Parties, Claimant shall immediately notify FINRA that this matter has been settled and shall promptly (i.e., not later than the next business day) file with FINRA a formal Dismissal with Prejudice concerning all claims asserted by Claimant in the Action.  The Parties hereby agree that if for any reason a decision is rendered by FINRA and delivered to a Party by FINRA prior to DBSI wiring the payment set forth in paragraph 1 above and prior to compliance with the Letter Agreement, this Agreement and the Letter Agreement shall be deemed null and of no force and effect, and any transactions initiated or executed hereunder or under the Letter Agreement shall be promptly reversed.

3.           Release.  In consideration for the settlement payment set forth in paragraph 1 above and other good and valuable consideration, the receipt of which is hereby acknowledged, Claimant, for itself and its present and former predecessors, subsidiaries, affiliates, parent corporations, successors, representatives, agents, independent committees, shareholders, principals, attorneys, officers, directors, insurers, administrators, assigns, employees, trusts, trustees, beneficiaries, and partners, and anyone else who may claim any interest in the Accounts (the “Claimant Releasing Parties”), does hereby remise, release, acquit, satisfy, and forever discharge, for itself and for all persons who may claim by, through or under it, DBSI and all present and former predecessors (including, but not limited to, Deutsche Banc Alex. Brown Inc., DB Alex. Brown LLC, BT Alex. Brown Incorporated, and Alex. Brown & Sons Incorporated), subsidiaries, affiliates, parent corporations, and each of their respective present or past officers, agents, representatives, employees (including without limitation, Kevin Lynch, Jonathan DeFreytas, and Dawn Michalik), account executives, partners, shareholders, directors, attorneys, insurers, sureties, successors and assigns (hereinafter collectively referred to as the “DBSI Released Parties”), of and from all, and all manner of action and actions, cause and causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands whatsoever, regardless of whether known or unknown, whether at law or in equity, or whether under state or federal law or any other rule, regulation or authority, which against DBSI or any of the DBSI Released Parties, Claimant or any of the other Claimant Releasing Parties now has, ever had, or which can, shall or may hereafter accrue for, upon or by reason of any matter, cause, or thing whatsoever, from the beginning of the world to the date of this Agreement related to the Accounts, to the allegations asserted in the Action, to the Note Obligation, and to Claimant’s financial dealings with the Deutsche Bank Alex. Brown division of DBSI.  Notwithstanding anything herein to the contrary, nothing in this Agreement shall release DBSI or any of the DBSI Released Parties from their obligations under this Agreement or under the Letter Agreement.

** REPRESENTS MATERIAL WHICH HAS BEEN REDACTED AND SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

4.           In consideration of Claimant’s agreement to compromise its claims on the terms set forth herein and other good and valuable consideration, the receipt of which is hereby acknowledged, DBSI, for itself and its present and former predecessors, subsidiaries, affiliates (including without limitation Deutsche Bank AG (Cayman Islands Branch)), parent corporations, successors, representatives, agents, committees, shareholders, principals, attorneys, account executives, officers, directors, insurers, administrators, assigns, employees, trusts, trustees, beneficiaries, and partners (the “DBSI Releasing Parties”), does hereby remise, release, acquit, satisfy, and forever discharge, for itself and for all persons who may claim by, through or under it, Claimant and all present and former subsidiaries, and affiliates and each of their respective present or past officers, agents, representatives, employees, shareholders, directors, attorneys, insurers, sureties, successors and assigns (hereinafter collectively referred to as the “Claimant Released Parties”), of and from all, and all manner of action and actions, cause and causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands whatsoever, regardless of whether known or unknown, whether at law or in equity, or whether under state or federal law or any other rule, regulation or authority, which against Claimant or any of the Claimant Released Parties, DBSI or any of the other DSBI Releasing Parties now has, ever had, or which can, shall or may hereafter accrue for, upon or by reason of any matter, cause, or thing whatsoever, from the beginning of the world to the date of this Agreement related to the Accounts, to the allegations asserted in the Action, to the Note Obligation, and to Claimant’s financial dealings with the Deutsche Bank Alex. Brown division of DBSI.  Notwithstanding anything herein to the contrary, nothing in this agreement shall release Claimant or any of the Claimant Released Parties from their obligations under this Agreement or under the Letter Agreement.

5.           Claimant and DBSI acknowledge that each may hereafter discover facts in addition to or different from those which it now knows or believes to be true with respect to the subject matter of this Agreement, but that it is each Party’s intention hereby to fully, finally and forever settle and release the claims set forth in paragraphs 3 and 4, and that in furtherance of such intention, the releases herein given shall be and remain in effect, notwithstanding the discovery by Claimant or DBSI of the existence of any such additional or different facts.

6.           Covenant Not to Sue.  Provided DBSI complies timely with its obligations under this Agreement and under the Letter Agreement, Claimant agrees that it will not initiate against DBSI or any of the DBSI Released Parties any complaint, or legal, equitable, or arbitration proceeding of any nature based on any claim, whether known or unknown, whether in law or equity, whether ex contractu or ex delicto, existing as of the date of this Agreement related to the Accounts, to the allegations asserted in the Action, to the Note Obligation, and/or to Claimant’s financial dealings with the Deutsche Bank Alex. Brown division of DBSI.  Provided Claimant complies timely with its obligations under this Agreement and under the Letter Agreement, DBSI agrees that it will not initiate against Claimant or any of the Claimant Released Parties any complaint, or legal, equitable, or arbitration proceeding of any nature based on any claim, whether known or unknown, whether in law or equity, whether ex contractu or ex delicto, existing as of the date of this Agreement related to the Accounts, to the allegations asserted in the Action, to the Note Obligation, and/or to Claimant’s financial dealings with the Deutsche Bank Alex. Brown division of DBSI.

** REPRESENTS MATERIAL WHICH HAS BEEN REDACTED AND SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

7.           Enforcement of Agreement.  In addition to any other remedy at law or in equity, in the event any Party breaches any provision of this Agreement, then (i) the non-breaching Party will be entitled to injunctive relief, and (ii) the breaching Party shall indemnify the non-breaching Party against all costs and expenses, including attorneys’ fees, incurred by reason of the breach.  Any dispute concerning the terms or enforcement of this Agreement shall be determined by arbitration before FINRA in accordance with FINRA’s rules.  Any such arbitration proceeding shall be held in Nashville, Tennessee.

8.           Representations and Warranties.

a.
No Prior Assignment or Encumbrance: Claimant represents that it has not heretofore assigned or transferred or purported to assign or transfer to any person or entity: (1) any claim or cause of action arising out of or related to the matters released herein or (2) any of the Current ARS.  Claimant further represents that as of the date of delivery to DBSI, the Current ARS will be free of any liens or encumbrances other than any liens or encumbrances of Deutsche Bank AG (Cayman Island Branch) or any of its affiliates in connection with the Note Obligation.

b.
Full Capacity and Authority: Claimant and DBSI each represent and warrant that (i) the persons signing this Agreement have full authority and representative capacity to execute the Agreement on behalf of themselves and on behalf of all other persons, estates, corporations, or entities for whom they purport to act as stated herein and (ii) this Agreement has been duly executed and delivered and constitutes the valid and binding obligation of the Parties to this Agreement.

c.
No Violation: Each of the Parties represents and warrants that such Party is not bound by any provision of (i) any law, statute, rule, regulation, or judicial or administrative decision, or (ii) any judgment, order, writ, injunction or decree of any court, governmental body, administrative agency or arbitrator, which would prevent or be violated by the execution, delivery or performance of the Agreement.

9.            Settlement of Disputed Claims.  It is understood and agreed that this settlement is the compromise of the disputed claims, and that the consideration referred to herein is not to be construed as an admission of wrongdoing or liability on the part of any Party or Parties hereto, or any of their employees or agents, which liability is expressly denied.

10.           Attorneys’ Fees, Costs and Expenses.  **  DBSI will not be required to reimburse Claimant for any arbitration fees, filing fees, or costs previously paid.  Except as otherwise expressly set forth in this paragraph, the Parties will bear their own attorneys’ fees, costs, and expenses in connection with the Action and the Agreement.

11.           Integrated Agreement.  This Agreement supersedes all previous negotiations, discussions and understandings regarding the terms of the Parties’ settlement of the Action.  The Parties acknowledge and represent that they have not relied on any promise, inducement, representation, or other statement made in connection with this Agreement that is not expressly contained herein.  The terms of this Agreement are contractual and not a mere recital.

12.           No Oral Modification.  This Agreement cannot be altered, amended, or modified in any respect, except by a writing duly executed by the Parties.

13.           Interpretation of Agreement.  This Agreement shall be construed without regard to the Party or Parties responsible for its preparation, and shall be deemed to have been prepared collectively by the Parties.  Any ambiguity or uncertainty arising herein shall not be interpreted or construed against any Party hereto on the basis that a Party prepared or drafted a particular provision of this Agreement.

14.           Choice of Law.  The laws of the State of New York (without regard to its conflict of laws provisions) shall govern the interpretation and enforcement of this Agreement.

** REPRESENTS MATERIAL WHICH HAS BEEN REDACTED AND SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

15.           Severability of Parts.  If any portion, provision, or part of this Agreement is held, determined or adjudicated by any court of competent jurisdiction or by any properly constituted FINRA arbitration panel to be invalid, unenforceable or void for any reason whatsoever, each such portion, provision, or part shall be severed from the remaining portions, provisions or parts of the Agreement, and such determination or adjudication shall not affect the validity or enforceability of the remaining portions, provisions, or parts.

16.           Confidentiality.  The Parties agree that all settlement discussions and the terms and conditions of this Agreement shall remain strictly confidential, including all terms and amounts discussed and any facts or circumstances of the underlying matter (collectively referred to herein as “Confidential Information”).  The Parties may disclose the terms of this Agreement only in the following situations: (a) to their respective attorneys, accountants, professional advisers and/or other agents who are required to know of the Agreement or its terms in order to carry on the business affairs of such Party in the ordinary course of business, provided that at the time of such disclosure they are made aware of the confidential nature of this Agreement and they agree to abide by the provisions of this paragraph; (b) to the extent necessary to enforce the terms and conditions of this Agreement and any modifications thereto, including in any subsequent proceeding in which any Party alleges a breach of this Agreement; (c) at the request of the SEC, FINRA, or any governmental or regulatory authority; (d) as may be required by any applicable regulatory rules, regulations, or regulatory agreements.  Claimant’s obligations under (d) shall be determined in good faith within the sole discretion of Claimant’s legal counsel, including without limitation as required in order for Claimant to comply with reporting requirements applicable to a company whose stock is publicly traded that has entered into a material agreement, taking into account the confidentiality provisions of this Agreement and Claimant’s obligations under the Agreement; and (e) validly-issued and enforceable subpoenas by a court of competent jurisdiction.  Nothing herein shall prohibit any Party or any Party’s attorney from responding to any request made by any regulator concerning the Agreement or the underlying facts and circumstances.

17.           Claimant and its attorneys agree that they will not disclose any Confidential Information to any person affiliated with any media, news, television, radio, broadcast, telecommunications, reporting or publishing entity or organization or any other person, organization or entity who disseminates news to the general public; provided, however, that Claimant may (a) issue a press release stating only as follows: “BMTI has reached a settlement of its pending claims concerning certain securities that it purchased in 2007-2008.  The terms of the settlement are confidential at this time.”; (b) file a form 8-K indicating that Claimant has entered into a material agreement to settle its pending claims concerning certain securities that it purchased in 2007-2008, the terms of which settlement are confidential at this time; and (c) include in its form 10K for the year ended December 31,  2009 the disclosure substantially of the form attached hereto as Exhibit A, and file this Agreement (in redacted form consistent with the Confidential Treatment Request required by paragraph 18 below) as an exhibit to the Form 10-K.  Statements in the 10K may also disclose that a cash payment was received in settlement of our previously disclosed FINRA arbitration relating to investments in certain securities (including disclosure in the financial statement that the amount of the cash payment was $7.2M), and the form 10K and subsequent SEC filings by the Company may also include such other information as may be legally required to satisfy Claimant’s disclosure obligations as determined in good faith within the sole discretion of Claimant’s legal counsel, taking into account the confidentiality provisions of this Agreement and Claimant’s obligations under the Agreement.   Claimant will use its best efforts not to mention DBSI in any of its public filings.

18.           Simultaneously with the filing of its Form 10-K referenced in Paragraph 17 above, Claimant shall file with the SEC pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, a request for confidential treatment based on competitive harm to DBSI of specific words and phrases in this Agreement (not entire paragraphs or information disclosed in the 10K).  Claimant shall provide counsel of record for DBSI an opportunity to review and comment upon the form of the request at least three business days prior to the filing of the request with the SEC.

19.           Notice Prior to Required Disclosure.  If Claimant or its attorneys receive any subpoena in any private civil matter (i.e., not from a regulator) purporting to require or compel information that is protected from disclosure under this Agreement, including under Paragraph 16 above, such party shall give counsel of record for DBSI immediate written notice sufficient to allow counsel for DBSI a reasonable opportunity to intervene or appear before any disclosure is made.

20.           Return, Deletion, or Destruction of Materials.  Within 30 days of Claimant’s filing for Dismissal of the Action, Claimant shall certify to DBSI that Claimant has either deleted, destroyed, or returned to DBSI (a) any documents, emails, or exhibits produced by DBSI in the Action and (b) any copies of the transcripts of the proceedings in the Action.

21.           Cooperation of Parties.  The Parties agree to cooperate to accomplish the purpose of this Agreement and to execute any and all supplementary documents and to take all additional actions not inconsistent with the terms set forth in this Agreement that are necessary and appropriate to give full force and effect to the terms and intent of this Agreement.

22.           Advice of Counsel.  The Parties have been fully advised by their respective counsel as to the legal and binding effect of the general release and other agreements provided herein and having been so advised, freely and voluntarily sign this Agreement.

23.           Non-Disparagement.  The Parties agree that neither will disparage or make any negative statements about the other, its employees, agents, or representatives.

** REPRESENTS MATERIAL WHICH HAS BEEN REDACTED AND SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

IN WITNESS WHEREOF, the Parties and their counsel hereto have caused this Agreement to be executed.

BioMimetic Therapeutics, Inc.

By:	/s/ Samuel Lynch
Name:	Samuel Lynch, D.M.D., D.M.Sc.
Title:	President & CEO
Date:	December 18, 2009

Deutsche Bank Securities Inc.

By:	/s/ Jeff Whitaker
Name:	Jeff Whitaker
Title:	COO and Managing Director
Date:	12/21/09

By:	/s/ G. Haig Ariyan
Name:	G. Haig Ariyan
Title:	Managing Director
Date:	12-21-09

Approved as to form, and agreed to with
respect to Paragraphs 16, 17, 18, 19 and 20
to which my law firm and I are hereby bound:

/s/Alix C. Cross
Alix C. Cross, Esq.
Lead Counsel for Claimant

** REPRESENTS MATERIAL WHICH HAS BEEN REDACTED AND SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

Exhibit A

In December 2009 we sold all of our ARS investments for $18.58M.  We had previously determined that our ARS investments had experienced an other-than-temporary impairment in fair value and we had estimated the fair value to be $___ million, representing an impairment loss of $___ million, as of September 30, 2009.  The December 2009 sale of all ARS investments has resulted in a net realized gain of $___ million as of the twelve months ended December 31, 2009.

In October 2008, to address the liquidity issues associated with these ARS investments in the short-term, we entered into a Time Promissory Note (“Note”) credit facility enabling us to borrow up to $39.1 million with certain of our ARS investments serving as collateral.  With the sale of all our remaining ARS investments in December 2009, we have repaid in full the remaining balance on the Note in the amount of $15.16M and the original promissory note has been returned to us marked “paid in full.”   In addition, the issuer of the Note has released us from and terminated our security and pledge agreement and securities account control agreement, and has terminated any UCC filings made with respect to the Note and security agreements.

In February 2009, we filed an arbitration claim with the Financial Industry Regulatory Authority, Inc. (“FINRA”) asserting various claims relating to investments in certain securities made on our behalf.  In December 2009 this proceeding was settled (see Notes ___ and  ___).

** REPRESENTS MATERIAL WHICH HAS BEEN REDACTED AND SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.